As filed with the Securities and Exchange Commission on December 1, 2006
Registration No. 333 - 108261

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Home City Financial Corporation
(Exact name of registrant as specified in its charter)

Ohio	34-1839475

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2454 North Limestone Street, Springfield, Ohio	45503

(Address of Principal Executive Offices)	(Zip Code)
Home City Financial Corporation
1997 Stock Option and Incentive Plan
(Full title of the plan)

Copy to:
J. William Stapleton	Cynthia A. Shafer, Esq.
President, Chief Executive Officer and	Vorys, Sater, Seymour and Pease LLP
Chief Operating Officer	Suite 2000, Atrium Two
Home City Financial Corporation	221 East Fourth Street
2454 North Limestone Street	Cincinnati, Ohio 45201-0236
Springfield, Ohio 45503
(Name and address of agent for service)
(937) 390-0470
(Telephone number, including area code, of agent for service)
Calculation of Registration Fee

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered	per share	price	fee
Common Shares, no par value	131,422	*	$1,591,057.62	$128.72*

*	Pursuant to 17 C.F.R. §457(h)(l), because the offering price was not known at the time of the original filing, the proposed maximum aggregate offering price was based on 95,935 shares that had already been awarded and could be purchased for $11.70 per share, 31,571 shares that had been awarded and could be purchased for $13.175 per share, and 3,916 shares reserved for the future grant of options and with an offering price of $13.45 per share on August 22, 2003. The filing fee has been paid in full.

DEREGISTRATION OF SHARES
In accordance with the undertaking of Home City Financial Corporation set forth in its Registration Statement on Form S-8 (Reg. No. 333-108261) filed on August 27, 2003 (the “Registration Statement”), Home City Financial Corporation is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister an aggregate of 55,712 common shares, no par value, previously registered under the Securities Act of 1933 pursuant to the Registration Statement, that might be issued pursuant to the Home City Financial Corporation 1997 Stock Option and Incentive Plan. Pursuant to the Plan, 75,710 shares have been issued. Home City Financial Corporation is delisting its common shares, no par value, from The NASDAQ Capital Market, and deregistering its common shares, no par value, under Sections 12(b) and 12(g) of the Securities Exchange Act of 1934 through the filing of a Form 25 on December 4, 2006, and a Form 15 approximately 10 days thereafter. Because Home City Financial Corporation will no longer be filing reports pursuant to the Securities Exchange Act of 1934, Home City Financial Corporation is deregistering the remaining shares that may be issued pursuant to its 1997 Stock Option and Incentive Plan.

SIGNATURES
INDEX TO EXHIBITS
EX-4(A)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Ohio, on the 30th day of November, 2006.

HOME CITY FINANCIAL CORPORATION
By:	/s/ J. William Stapleton
J. William Stapleton, President, Chief Executive Officer and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 30, 2006.

Signature	Title

/s/ J. William Stapleton J. William Stapleton	Director, President, Chief Executive Officer and Chief Operating Officer (Principal Executive Officer)

/s/ Charles A. Mihal Charles A. Mihal	Treasurer and Chief Financial Officer (Principal Accounting Officer)

/s/ Glenn W. Collier Glenn W. Collier	Director

/s/ John D. Conroy John D. Conroy	Director

/s/ James M. Foreman James M. Foreman	Director

Terry A. Hoppes	Director

INDEX TO EXHIBITS

Exhibit No.	Description	Location

4(a)	Articles of Incorporation of Home City Financial Corporation	Attached hereto

4(b)	Amended and Restated Code of Regulations of Home City Financial Corporation	Incorporated by reference to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 25, 2003, Exhibit A

4(c)	Home City Financial Corporation 1997 Stock Option and Incentive Plan	Incorporated by reference to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on September 19, 1997, Exhibit A

5	Opinion of Vorys, Sater, Seymour and Pease LLP	Incorporated by reference to the Registration Statement, Exhibit 5

23(a)	Consent of BKD, LLP	Incorporated by reference to the Registration Statement, Exhibit 23(a)

23(b)	Consent of Vorys, Sater, Seymour and Pease LLP	Filed as part of Exhibit 5